[***] = certain identified information has been excluded from the exhibit because it is both not material and is the type that the Registrant treats as private or confidential.

ELECTRIC SERVICE AGREEMENT

LOCKHART POWER COMPANY

WITH

BPV POWER ALPHA LLC

ELECTRIC SERVICE AGREEMENT

THIS AGREEMENT is made this ___15th______ day of ____October______, 2021 (the "Effective Date"), by and between **LOCKHART POWER COMPANY,** a South Carolina Corporation (the "Company"), party of the first part, and **_BPV POWER ALPHA LLC__**, a Delaware _____ limited liability company (the "Customer"), party of the second part.

In consideration of the mutual covenants herein contained, the parties hereto, for themselves, their successors and assigns, do hereby agree that, subject to the following conditions, the Company shall sell and deliver electric power to the Customer, and the Customer shall purchase, receive, use and pay for same:

1. Service Requirements The electric power to be delivered hereunder shall be three phase, alternating, at a frequency of approximately sixty (60) cycles per second, and at approximately 34,500_volts. Delivery of said power shall be made in Spartanburg County, South Carolina, at a delivery point described as follows: __on the high voltage (34.5 kV) side of the Customer's transformers located in the [***] _adjacent to the Company's 34 kV power line and within 0.5 miles of the Company's 100 kV substation.

The contract demand shall be _40,000_ kilowatts. The Company will install and own such meter(s) as shall be necessary to measure and record the electrical energy delivered hereunder, such meter(s) to be located: _on the Company's side of the delivery point described above, adjacent to the Customer's containerized loads.

The power shall be used at the Customer's establishment, known as

on a single contiguous premises at or near [***]

2. Rate Schedule and Service Regulations The sale, delivery, and use of electric power

hereunder, and all services of whatever type to be rendered or performed in connection therewith, shall in all respects be subject to and in accordance with all the terms and conditions of the Company's Rate Schedule ____I (Industrial)____ and its Service Regulations, both of which are now on file with The Public Service Commission of South Carolina, and are hereby incorporated by reference and made a part hereof as though fully set forth herein. Said Rate Schedule and Service Regulations are subject to change, revisions, alteration or substitution, either in whole or in part, upon order of said commission or any other regulatory authority having jurisdiction, and any such change, revision, alteration, or substitution shall immediately be made a part hereof as though fully written herein, and shall nullify any prior provision in conflict therewith.

3. Initial Delivery Date The Company will make commercially reasonable efforts to begin to deliver electric power to the Customer on or before the ___31st___ day of _January_, 2022_. However, if the Company shall be prevented from delivering power, or the customer from accepting power, on said date by reason of strike, stoppage of labor, riot, fire, flood, ice, adverse weather, invasion, civil war, commotion, insurrection, military or usurped power, accident, order of any Court or Judge granted in any bona fide adverse legal proceedings or action, order of any civil authority, explosion, act of God or public enemies, or any other cause reasonably beyond the control of the parties, and not attributable to neglect, then, and in such case or cases, the initial delivery date of power hereunder shall be extended for a period proportionate to such delay or prevention. Notwithstanding any other provision, if Customer has failed to start accepting power within 120 days following the Effective Date, Company shall have the right to terminate this Agreement upon providing written notice to the Customer.

4. Term The term of this agreement shall be ___5 year(s), beginning on the Effective Date and continuing thereafter from year to year until terminated. The parties shall have the right of termination provided in the attached Rate Schedule, as from time to time amended; and in the

absence of any such provision, either party may terminate this Agreement upon written notice to the other delivered at least sixty (60) days in advance of the termination of the original term or any then existing additional term.

5. **Minimum Bill and Payment** The minimum monthly bill for electric power shall be as determined by the attached Rate Schedule ___I___. Bills will be rendered each month by the Company for the electric power delivered during the preceding month and shall be payable at the office of the Company at Lockhart, South Carolina, on or before the tenth (10th) day after date of such bill, but by no later than the due date as shown on the bill.

6. **Quality of Service** The Customer agrees that should it use any part of the power delivered hereunder for lighting or for special processes requiring a continuity of service or control, not reasonably obtainable from the lines of the Company, it will install and maintain all proper regulating, controlling and auxiliary apparatus and devices made necessary by the use of said power for such purposes. The Company shall not be required to furnish service to the Customer if the Customer's equipment is operated in such manner as to cause unreasonable voltage fluctuations on the Company's circuits, which fluctuations are detrimental to service to the Company's other customers. The Company may impose reasonable restrictions on the use of electric service by the Customer if the Customer creates conditions that prevent the Company from supplying satisfactory service to the Customer, or to the Company's other customers. The Company may require the Customer to either discontinue operation of the equipment or install the necessary protective apparatus to eliminate the disturbance to any other customers on the Company's electrical system. Voltage sags and voltage fluctuations are inherent in electric utility transmission and distribution systems. The responsibility for providing unusually close voltage regulation to mitigate the aforementioned voltage fluctuations where required by the nature of the Customer's load, shall rest

with the Customer.

7. **Deposit** A deposit will be required of a new Customer in an amount equal to an estimated two (2) months maximum bill under full operation. A deposit may be required of a present Customer in an amount equal to the total actual bills of the highest two (2) consecutive months based on the experience of the preceding twelve (12) months. All deposits may be subject to review based on the actual experience of the Customer. The amount of the deposit may be adjusted upward or downward to reflect the actual billing experience and payment habits of the Customer. A deposit may be satisfied by any one of the following methods, in the sole discretion of the Company: (1) Cash Deposit (2) Surety Bond with an A.M. Best rating of B++ (Good) or above (or an equivalent rating from another agency) or (3) Letter of Guarantee by another Company, which is an Industrial Customer of the Company. If the Customer uses a Surety Bond as a deposit, the Customer must file prior to the initial delivery date, and at each renewal date, a certificate with the Company verifying that the Surety Bond is in force.

8. **Infrastructure Early Termination Fee.** If Customer fails to commence receipt of electric power or this Agreement is otherwise terminated in advance of the expiration of the original term, Customer shall pay to Company a fee of $400,000, which reflects the incremental economic impact of the Customer on the Company's infrastructure. As security for the payment of this fee, Customer shall provide a pre-payment of $400,000 at the time this Agreement is executed. Such pre-payment shall be refunded to the Customer if a Surety Bond with an A.M. Best rating of B++ (Good) or above (or an equivalent rating from another agency) covering this obligation is provided.

IN WITNESS WHEREOF, on the day and year first above written, the parties hereto have caused their corporate names to be hereunto subscribed and attested by their respective representatives, executed in duplicate.

ATTEST: **LOCKHART POWER COMPANY**

By: David Turner

Name: David Turner

Title: Business Controller

By: Bryan D. Stone

Name: Bryan D. Stone

Title: President

ATTEST: **BPV POWER ALPHA LLC**

By: Its manager, LoneStar Dream Inc.

By: Its manager, Zhibiao Pan

Name: Pan Zhibiao

Title: Manager

By: Its manager, VCV Digital Infrastructure Alpha LLC

By: Its manager, VCV LLC

By: Its manager, Yuan ("Jerry") Tang

Name:

Title: Manager